Exhibit 10.1

SECOND AMENDMENT
TO THE IDAHO POWER COMPANY
EMPLOYEE SAVINGS PLAN

The Idaho Power Company Employee Savings Plan, amended and restated as of January 1, 2016 (the "Plan") is amended to reduce the maximum aggregate contribution from 100% to 80% of a Participant's Compensation, as set forth below. This amendment shall be effective January 1, 2018.

1. The first sentence of Section 3.1.1 (a) is amended to read as follows:

"Upon enrollment, a Participant may direct that his or her Employer make Deferral Contributions to the Trust Fund of from 1 percent to 80 percent of his or her Compensation (in 1 percent increments) for each pay period."

2. The last sentence of Section 3.1.1 (e) is amended to read as follows:

"A Participant's Deferral Contributions, After-Tax Contributions and Roth Deferrals are limited to 80 percent of a Participant's Compensation for a Plan Year."

3. The first paragraph of Section 3.3 is amended to read as follows:

"Upon enrollment, a Participant will be entitled to contribute to the Trust Fund an amount between 1 percent and 80 percent of his or her Compensation (in 1 percent increments) for each pay period as an After-Tax or Roth Contribution which is nondeductible. Deferral Contributions, After-Tax and Roth Contributions are limited to 80 percent of a Participant's Compensation."

IN WITNESS WHEREOF, the Employer has executed this Amendment this 29th day of October, 2017.

IDAHO POWER COMPANY
Employer

By: /s/ Lonnie G. Krawl
Lonnie G. Krawl
SVP of Administrative Services and
Chief Human Resources Officer